Exhibit 24.2

WRITTEN CONSENT OF
DIRECTORS OF NEXT GENERATION ENERGY CORP.

The undersigned, being all of the directors of Next Generation Energy Corp., a Nevada corporation (the “Corporation”), do hereby waive any and all requirements for notice of the time and place, and any special purposes, of a meeting of the Board of Directors of the Corporation, do hereby agree and consent, pursuant to the By-Laws of the Corporation and the applicable provisions of the Nevada General Corporation Law, to the adoption of, and hereby do adopt, the following resolutions and the actions specified therein:

RESOLVED, that the Corporation hereby approves the 2012 Employee, Consultant and Advisor Stock Compensation Plan, and hereby reserves 5,000,000 shares of common stock for issuance under the 2012 Employee, Consultant and Advisor Stock Compensation Plan;

RESOLVED, that the Corporation hereby approves the filing of the attached Form S-8 with the Securities and Exchange Commission to register securities to be issued under the 2012 Employee, Consultant and Advisor Stock Compensation Plan, and the form of stock payment agreement, all of which are attached to the Form S-8 as Exhibits and are hereby approved;

IN WITNESS WHEREOF, we have duly executed this Written Consent in order to give our written consent hereto as of the 22nd day of March 2012, notwithstanding the actual date of signing.

/s/ Joel Sens	/s/ Darryl Reed
Joel Sens	Darryl Reed